EXHIBIT 99.A

News
For Immediate Release

El Paso Pipeline Partners, L.P. Announces Piceance Basin Expansion

HOUSTON, TEXAS, December 11, 2007—El Paso Pipeline Partners, L.P. (NYSE: EPB) today announced an expansion of its Wyoming Interstate Company (WIC) Piceance Basin lateral pipeline to transport growing natural gas supplies from producing areas in Colorado. The $62 million project provides 230,000 dekatherms per day (Dth/d) of new capacity through installation of an additional 25,300 horsepower of compression at the WIC Greasewood Compressor Station in western Colorado and at a new Midpoint Compressor Station in northwestern Colorado.  Initially, 50,000 Dth/d of new capacity will be in service by the fourth quarter 2008 and the remainder by the fourth quarter 2009, subject to regulatory approvals.  An open season closed on November 20, 2007, and the capacity was fully subscribed.

“This expansion project comes at a critical time for Rockies producers to move additional natural gas supplies to consuming regions by 2008 and beyond,” said Jim Yardley, president and chief executive officer of El Paso Pipeline Partners. “The Piceance expansion further illustrates the important need for additional long-haul export capacity, such as the Ruby Pipeline Project separately announced by El Paso Corporation earlier this month, to serve constrained Rocky Mountain natural gas supplies.”

The Piceance Lateral Expansion Project will be funded using current revolving credit facilities, and it is expected to increase cash available for distribution by $4 million in 2010 and $12 million in 2011.

WIC’s existing 24-inch, 142-mile Piceance Basin lateral pipeline delivers natural gas to the WIC Mainline and to Colorado Interstate Gas at Wamsutter and then to points at Kanda and Opal, or Cheyenne, in Wyoming via WIC’s Mainline.  The existing Piceance Basin lateral was already fully contracted, with a capacity of 350,000 Dth/d. Shippers in the binding open season that closed November 20 subscribed to an additional 230,000 Dth/d, which will bring the lateral’s total capacity to 580,000 Dth/d once the expansion is complete.  The successful bidders in the November 20 open season elected to deliver their natural gas at Opal and also committed to WIC Mainline capacity.

El Paso Pipeline Partners, L.P. is a Delaware limited partnership formed by El Paso Corporation to own and operate natural gas transportation pipelines and storage. El Paso Pipeline Partners, L.P. owns Wyoming Interstate Company, a pipeline system serving the Rocky Mountain region, and a 10 percent interest in each of the Colorado Interstate Gas Company (CIG) and Southern Natural Gas Company (SNG) pipelines, which operate in the Rocky Mountain and southeastern regions of the United States, respectively.  For more information about El Paso Pipeline Partners, visit www.eppipelinepartners.com.

El Paso Corporation (NYSE: EP) is the general partner of El Paso Pipeline Partners and owns 56.2 million limited partner units.

(Note: This press release includes a financial measure, Cash Available for Distribution, which is a non-GAAP financial measure as defined under the rules of the Securities and Exchange Commission.  Cash Available for Distribution is defined as Adjusted EBITDA less net cash paid for interest, maintenance capital expenditures, and the amount of cash reserves established by our general partner.  Adjusted EBITDA is defined as net income plus interest expense and depreciation and amortization, less equity earnings from CIG and SNG, plus Cash Available for Distribution from CIG and SNG.)

Cautionary Statement Regarding Forward-Looking Statements
This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation, our ability to obtain all necessary regulatory approvals and to successfully construct and operate the proposed facilities in the timeframe and at the projected costs described in this release; our ability to contract for the quantities nominated by shippers in the open season; our ability to increase cash distributions from the partnership based upon the anticipated contractual commitments from the project; our ability to finance the project costs through our corporate revolver and any changes in the anticipated interest costs thereunder; general economic conditions in geographic regions or markets served by WIC, El Paso Pipeline Partners and their affiliates, or where operations of the company and its affiliates are located, and other factors described in the company's (and its affiliates') Securities and Exchange Commission filings. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved. Reference must be made to those filings for additional important factors that may affect actual results. The company assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by the company, whether as a result of new information, future events, or otherwise.

Contacts
Investor-Media Relations
Bruce L. Connery, Vice President
Office:  (713) 420-5855
Fax:  (713) 420-4417

Media Relations
Richard Wheatley, Manager
Office:  (713) 420-6828
Fax:     (713) 420-6341